EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-108317, No. 333-138552, No. 333-153246, No. 333-170571, and No. 333-174912 on Form S-8 pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan; 2002 Equity Incentive Plan; 2002 Employee Stock Purchase Plan; 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan; and Registration Statement No. 333-204558 on Form S-3, of our reports dated February 26, 2016, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
Los Angeles, California
February 26, 2016